EXHIBIT 10.1

NINTH AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

HERSHA HOSPITALITY LIMITED PARTNERSHIP

November 4, 2016

THIS NINTH AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Ninth Amendment”), dated as of November 4, 2016, is entered into by HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust, as general partner (the “General Partner”) of HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership.

WHEREAS, the Amended and Restated Agreement of Limited Partnership of the Partnership was executed on January 26, 1999, a First Amendment thereto was executed on December 31, 1999, a Second Amendment thereto was executed on April 21, 2003, a Third Amendment thereto was executed on August 5, 2005, a Fourth Amendment thereto was executed on May 18, 2011, a Fifth Amendment thereto was executed on March 26, 2013, a Sixth Amendment thereto was executed on December 23, 2014, a Seventh Amendment thereto was executed on June 22, 2015, and an Eighth Amendment thereto was executed on May 27, 2016 (the “Partnership Agreement”); and

WHEREAS, Section 4.02(a) of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, without the approval of the Limited Partners; and

WHEREAS, the General Partner has authorized the issuance of up to 4,600,000 shares of its 6.50% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series E Preferred Shares”) at a gross offering price of $25.00 per Series E Preferred Share and, in connection therewith, the General Partner, pursuant to Section 4.02(b) of the Partnership Agreement, is contributing the net proceeds of such issuance to the Partnership and is causing the Partnership to issue to the General Partner Series E Preferred Partnership Units (as hereinafter defined); and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Sections 4.02(a) and Article XI of the Partnership Agreement and as authorized by the resolutions of the General Partner dated October 24, 2016, the General Partner desires to amend the Partnership Agreement (i) to set forth the designations, rights, powers, preferences and duties of the Series E Preferred Partnership Units and (ii) to issue the Series E Preferred Partnership Units to the General Partner.

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NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1. The Partnership Agreement is hereby amended by the addition of a new annex thereto, entitled Annex E, in the form attached hereto, which sets forth the designations, allocations, preferences and other special rights, powers and duties of the Series E Preferred Partnership Units and which shall be attached to and made a part of the Agreement.

2. Pursuant to Section 4.02(a) of the Partnership Agreement, effective as the issuance date of the Series E Preferred Shares by the General Partner, the Partnership issues Series E Preferred Partnership Units to the General Partner in the amount shown on Schedule I hereto, which Schedule I may be amended by the General Partner in its sole discretion at any time, but in no event shall the number of Series E Preferred Partnership Units exceed 4,600,000. The Series E Preferred Partnership Units have been created and are being issued in conjunction with the General Partner’s issuance of the Series E Preferred Shares, and as such, the Series E Preferred Partnership Units are intended to have designations, preferences and other rights, all such that the economic interests are substantially identical to the designations, preferences and other rights of the Series E Preferred Shares, and the terms of this Ninth Amendment, including without limitation the attached Annex E, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of the Series E Preferred Partnership Units, the General Partner has contributed to the Partnership the funds raised through its issuance of the Series E Preferred Shares (the General Partner’s capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership)).

3. In order to reflect the issuance of the Series E Preferred Partnership Units, Exhibit A to the Partnership Agreement is hereby amended by adding to the end of such Exhibit A the table attached hereto as Schedule I, which Schedule I may be amended by the General Partner in its sole discretion at any time, but in no event shall the number of Series E Preferred Partnership Units exceed 4,600,000.

4. The foregoing recitals are incorporated in and are part of this Ninth Amendment.

5. Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Ninth Amendment has been authorized by the General Partner pursuant to Article XI of the Partnership Agreement and does not require execution by the Limited Partners. No other changes to the Partnership Agreement are authorized under this Ninth Amendment.

[Signature Page Follows.]

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IN WITNESS WHEREOF, this Ninth Amendment has been executed as of the date first above written.

GENERAL PARTNER:

HERSHA HOSPITALITY TRUST,
a Maryland real estate investment trust

By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Chief Financial Officer

SIGNATURE PAGE TO NINTH AMENDMENT TO PARTNERSHIP AGREEMENT

ANNEX E

DESIGNATION OF THE SERIES E PREFERRED PARTNERSHIP UNITS

OF

HERSHA HOSPITALITY LIMITED PARTNERSHIP

1. Designation and Number. A series of preferred partnership units, designated the “Series E Preferred Partnership Units” (the “Series E Preferred Partnership Units”), is hereby established. The maximum number of Series E Preferred Partnership Units hereby authorized shall be 4,600,000.

2. Rank. The Series E Preferred Partnership Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Partnership Units the terms of which do not specifically provide that such units rank on a parity with or senior to the Series E Preferred Partnership Units (the “Common Units”); (b) on a parity with the Series C Preferred Partnership Units of the Partnership, the Series D Preferred Partnership Units, and all other Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank on a parity with the Series E Preferred Partnership Units as to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up; and (c) junior to (i) all indebtedness of the Partnership and (ii) Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series E Preferred Partnership Units as to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up.

3. Distributions.

(a) Holders of the then outstanding Series E Preferred Partnership Units shall be entitled to receive, when and as authorized and declared by the Partnership, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 6.50% per year of the $25.00 liquidation preference (equivalent to a fixed annual amount of $1.625 per share). Distributions on the Series E Preferred Partnership Units are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year and, if such day is not a business day, the next succeeding business day, commencing on January 15, 2017 (each, a “Distribution Payment Date”). The quarterly period beginning on, and including, each Distribution Payment Date and ending on, but excluding, the next succeeding Distribution Payment Date is referred to herein as a “distribution period” and the distribution which shall accrue in respect of any full distribution period shall be $1.625 regardless of the actual number of days in such full distribution period. The first distribution will be for less than a full quarter and will cover the period from, and including, November 7, 2016 to, but excluding, January 15, 2017. Such distribution and any distribution payable on the Series E Preferred Partnership Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the stock records of the Partnership at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Partnership as the record date for the payment of distributions on the Series E Preferred Partnership Units that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distributions on Series E Preferred Partnership Units shall be authorized or declared by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, (i) prohibits such authorization, declaration, payment or setting apart for payment of distributions or (ii) provides that such authorization, declaration, payment or setting apart for payment of distributions would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, distributions on the Series E Preferred Partnership Units shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared.

(d) Accrued but unpaid distributions on the Series E Preferred Partnership Units will accumulate as of the Distribution Payment Date on which they first become payable. Except as provided in Section 3(e) below, no distributions will be declared or paid or set apart for payment, and no distribution will be made on any Common Units or any other class or series of Partnership Units ranking, as to distributions, on a parity with or junior to the Series E Preferred Partnership Units other than a distribution that consists of the Common Units or units of any other class or series of Partnership Units ranking junior to the Series E Preferred Partnership Units as to distributions and upon liquidation, for any period unless full cumulative distributions on the Series E Preferred Partnership Units have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series E Preferred Partnership Units for all past distribution periods.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Partnership Units and the units of any other class or series of Partnership Units ranking on a parity as to distributions with the Series E Partnership Units, all distributions declared upon the Series E Preferred Partnership Units and any other class or series of Partnership Units ranking on a parity as to distributions with the Series E Preferred Partnership Units shall be declared pro rata so that the amount of distributions declared per unit of Series E Preferred Partnership Units and such other class or series of Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per unit on the Series E Preferred Partnership Units and such other class or series of Partnership Units (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Partnership Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series E Preferred Partnership Units which may be in arrears.

(f) Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series E Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than distributions paid in Common Units or any other class or series of Partnership Units ranking junior to the Series E Preferred Partnership Units as to distributions and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Units or any other class or series of Partnership Units ranking junior to or on a parity with the Series E Preferred Partnership Units as to distributions or upon liquidation, nor shall any Common Units, or any other class or series of Partnership Units ranking junior to or on a parity with the Series E Preferred Partnership Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except by conversion into or exchange for any other class or series of Partnership Units ranking junior to the Series E Preferred Partnership Units as to distributions and upon liquidation) and except in connection with the redemption of Partnership Units in connection with a redemption of “Shares-in-Trust” under the Articles of Amendment and Restatement, which is intended to assist the General Partner in qualifying as a real estate investment trust for federal income tax purposes.

(g) Holders of the Series E Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series E Preferred Partnership Units as provided above. Any distribution payment made on Series E Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series E Preferred Partnership Units then outstanding are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Units or any other class or series of Partnership Units that ranks junior to the Series E Preferred Partnership Units as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series E Preferred Partnership Units and the corresponding amounts payable on all Partnership Units of other classes or series of Partnership Units ranking on a parity with the Series E Preferred Partnership Units in the distribution of assets upon liquidation, then the holders of the Series E Preferred Partnership Units and all other such classes or series of Partnership Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series E Preferred Partnership Units at the respective addresses of such holders as the same shall appear in the books and records of the Partnership.

(d) The consolidation, conversion, combination or merger of the Partnership with or into any other corporation, partnership or entity or consolidation, conversion or merger of any other corporation with or into the Partnership, or the sale, lease or conveyance of all or substantially all of the Partnership’s assets, property or business or any statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

5. Redemption.

(a) Right of Optional Redemption. Except as expressly provided herein, the Series E Preferred Partnership Units are not redeemable prior to November 7, 2021. On and after November 7, 2021, the Partnership, at its option and upon not less than 30 nor more than 60 days’ written notice, may redeem the Series E Preferred Partnership Units, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid distributions thereon to the date fixed for redemption (except as provided in Section 5(c) below), without interest. If less than all of the outstanding Series E Preferred Partnership Units are to be redeemed, the Series E Preferred Partnership Units to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional units) or by lot.

(b) Limitations on Redemption. Unless full cumulative distributions on all Series E Preferred Partnership Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series E Preferred Partnership Units shall be redeemed unless all outstanding Series E Preferred Partnership Units are simultaneously redeemed, and the Partnership shall not purchase or otherwise acquire directly or indirectly any Series E Preferred Partnership Units (except by exchange for Partnership Units ranking junior to the Series E Preferred Partnership Units as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series E Preferred Partnership Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Partnership Units.

(c) Payment of Distributions in Connection with Redemption. Immediately prior to any redemption of Series E Preferred Partnership Units, the Partnership shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series E Preferred Partnership Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Distribution Payment Date notwithstanding the redemption of such units before such Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series E Preferred Partnership Units which are redeemed.

(d) Other Redemptions. At any time that the General Partner exercises its right to redeem all or any of the Series E Preferred Shares, the General Partner shall cause the Partnership to concurrently redeem an equal number of Series E Preferred Partnership Units, at a redemption price per Series E Preferred Partnership Unit payable in cash and equal to the same price per share paid by the General Partner to redeem the Series E Preferred Shares (i.e., a redemption price of $25.00 per Series E Preferred Share, plus any accrued and unpaid dividends thereon). No interest shall accrue for the benefit of the Series E Preferred Partnership Units to be redeemed on any cash set aside by the Partnership.

(e) Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series E Preferred Partnership Unit for each Series E Preferred Share purchased in the open market, through tender or by private agreement with the General Partner.

(f) Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series E Preferred Partnership Units at any time in connection with any redemption by the General Partner of Series E Preferred Shares.

(g) Status of Redeemed Units. Any Series E Preferred Partnership Units that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Partnership Units, without designation as to class or series until such Partnership Units are thereafter classified or designated as part of a particular series.

6. Voting Rights. Except as provided by law, the General Partner, in its capacity as the holder of the Series E Preferred Partnership Units, shall not be entitled to vote for any purpose or otherwise participate in any action taken by the Partnership or the Partners.

7. Conversion.

(a) Except as otherwise set forth herein, the Series E Preferred Partnership Units are not convertible into or exchangeable for any other property or units of the Partnership.

(b) In the event that a holder of Series E Preferred Shares of the General Partner exercises its right to convert the Series E Preferred Shares into Common Shares of the General Partner in accordance with the terms of the Articles Supplementary, then, concurrently therewith, an equivalent number of Series E Preferred Partnership Units held by the General Partner shall automatically be converted into a number of Common Units of the Partnership equal to the number of Common Shares issued upon conversion of such Series E Preferred Shares; provided, however, that if a holder of Series E Preferred Shares of the General Partner receives cash or other consideration in addition to or in lieu of Common Shares in connection with such conversion, then the General Partner, as the holder of Series E Preferred Partnership Units, shall be entitled to receive cash or such other consideration.

8. Allocations.

(a) Sections 5.01(a) and (b) of the Partnership Agreement are hereby deleted and replaced by sections (a) and (b), below.

“(a) Net Profit. Except as otherwise provided herein, Net Profit for any fiscal year or other applicable period shall be allocated in the following order and priority:

(i) first, to the General Partner in respect of its Series C Preferred Partnership Units, its Series D Preferred Partnership Units and its Series E Preferred Partnership Units, to the extent that Net Loss previously allocated to such holder pursuant to Section 5.01(b)(iii) below for all prior fiscal years or other applicable periods exceeds Net Profit previously allocated to the General Partner pursuant to this Section 5.01(a)(i) for all prior fiscal years or other applicable periods,

(ii) second, to the General Partner and the Limited Partners holding Common Units in proportion to their respective Percentage Interests to the extent that Net Loss previously allocated to such holders pursuant to Section 5.01(b)(ii) below for all prior fiscal years or other applicable periods exceeds Net Profit previously allocated to such Partners pursuant to this Section 5.01(a)(ii) for all prior fiscal years or other applicable periods,

(iii) third, to the General Partner in respect of its Series C Preferred Partnership Units, its Series D Preferred Partnership Units and its Series E Preferred Partnership Units, until it has been allocated Net Profit equal to the excess of (x) the cumulative amount of distributions the General Partner has received for all fiscal years or other applicable period or to the date of redemption, to the extent such Series C Preferred Partnership Units, Series D Preferred Partnership Units and Series E Preferred Partnership Units are redeemed during such period, over (y) the cumulative Net Profit allocated to the General Partner, pursuant to this Section 5.01(a)(iii) for all prior fiscal years or other applicable periods, and

(iv) thereafter, to the Partners holding Common Units in accordance with their respective Percentage Interests.

(b) Net Loss. Except as otherwise provided herein, Net Loss for any fiscal year or other applicable period shall be allocated in the following order and priority:

(i) first, to the Partners holding Common Units in accordance with their respective Percentage Interests to the extent of Net Profit previously allocated to such Partners pursuant to Section 5.01(a)(iv) above for all prior fiscal years or other applicable period exceeds Net Loss previously allocated to such Partners pursuant to this Section 5.01(b)(i) for all prior fiscal years or other applicable periods,

(ii) second, to the General Partner and the Limited Partners holding Common Units in proportion to their respective Percentage Interests until the adjusted Capital Account (including for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner with respect to such Common Units is reduced to zero, and

(iii) thereafter, to the General Partner in respect of its Series C Preferred Partnership Units, its Series D Preferred Partnership Units and its Series E Preferred Partnership Units until the adjusted Capital Account (modified in the same manner as in clause (ii)) of the General Partner with respect to such Series C Preferred Partnership Units, Series D Preferred Partnership Units and Series E Preferred Partnership Units is reduced to zero.

It is the intention of the parties hereunder that the aggregate Capital Account balance of the General Partner in respect of its Series C Preferred Partnership Units, its Series D Preferred Partnership Units and its Series E Preferred Partnership Units at any date shall not exceed the amount of the original Capital Contributions made in respect of its Series C Preferred Partnership Units, its Series D Preferred Partnership Units and its Series E Preferred Partnership Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed.”

(b) Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series C Preferred Partnership Units, the Series D Preferred Partnership Units and the Series E Preferred Partnership Units, and prior to making any other allocations of Net Profit or Net Loss, items of income and gain or deduction and loss shall first be allocated to the General Partner in respect of its Series C Preferred Partnership Units, its Series D Preferred Partnership Units and its Series E Preferred Partnership Units in such amounts as is required to cause the General Partner’s adjusted Capital Account Balance (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such Partner is entitled to receive pursuant to the provisions of Sections 4 and 5 hereof.

(c) For purposes of this Section 8, “Net Profit” means the excess of the Partnership’s Profit over the Partnership’s Loss for any fiscal year or portion thereof, and “Net Loss” means the excess of the Partnership’s Loss over the Partnership’s Profit for any fiscal year or portion thereof.

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